Exhibit 10.5

AMENDMENT OF
LEASE BETWEEN VASONA BUSINESS PARK
AND PROCERA NETWORKS, INC.

This Amendment (the “Amendment”), is made this 30th day of April 2009 (the “Effective Date”) by and between Vasona Business Park, a California partnership, hereinafter referred to as “Lessor,” and Procera Networks, Inc., a Nevada corporation hereinafter referred to as “Lessee”.

Whereas Lessor and Lessee entered into a lease for approximately 11,772 square feet of space in that larger 33,020 square foot industrial building commonly known as 100C Cooper Court, Los Gatos, CA 95032 (the “Original Lease”) and

Whereas, the Lease was previously extended in that certain Lease Extension dated November 5, 2007 (the “Lease Extension”), and

Whereas, Lessee has notified Lessor that it wishes to terminate the Lease and Extension as soon as possible, and

Whereas the parties wish to further amend Lease.

Now therefore, Lessor and Lessee agree to amend the Lease and Extension as follows:

1.	Section 3 of the Original Lease. Rent. The following language shall be added to the end of section 3:
Notwithstanding the foregoing, Lessee agrees to consolidate its operations into approximately 3,000 square feet of the northeastern most portion of the Premises on May 1, 2009.  Commencing May 1, 2009, the monthly rent for the period May 1, 2009, to April 30, 2010 shall be reduced to $10,000 plus NNNs and utilities, as opposed to the previous rent of $18,835 plus NNNs and utilities.  The rent for the period May 1, 2010 to June 30, 2011, shall be as specified in the November 5, 2007, Lease Extension if Lessor is not able to re-let the Premises.

2.
Section 3 of the Lease Extension.  Lessee waives any claim it may have with respect to any of these improvements that might not have been made, and agrees that Lessor has no further obligation with respect to this Section 3.

3.	Section 4 of the Lease Extension is hereby deleted.

4.	Lessor acknowledges that Lessee did not pay the rent and related charges which were due on April 1, 2009. Lessor hereby waives any claim or damages with respect to such late payment.

5.
Section 11 of the Original Lease.  Utilities.  For the purposes of the utility charges in this section 11, Lessee’s prorated share shall be seventeen (17.3%) percent of the electric and gas utility bills for the entire building.  This percentage is on half of the percentage agreed upon in the original lease and has been reduced because Lessee hereby agrees to turn off the lights and air conditioning in the portion of the Premises that Lessee is not using (at least half of the space).

6.
Upon execution of this Agreement, Lessee shall pay Lessor Eighteen Thousand Two Hundred Forty Eight and no/100($18,248.00) Dollars which shall represent the rent for April 2009, Twelve Thousand Five Hundred and no/100 ($12,500) Dollars which shall represent rent, anticipated NNN charges and utility bills for the month of May 2009 and Twenty Five Thousand and no/100 ($25,000) Dollars which shall represent the rent, anticipated NNN charges and utility bills for the months of June and July 2009.  Total payment due upon execution of this agreement shall be Fifty Five Thousand Seven Hundred Forty Eight and no/100 ($55,748) Dollars.  Commencing June 1, 2009, and in advance of the first day of the month, Lessee shall pay Lessor Twelve Thousand Five Hundred and no/100 ()$12,500) Dollars for rent, anticipated NNN charges and utility bills, each month until February 28, 2010.  Since Lessee is paying rent two months in advance, rent for the months of March and April 2010 will have been paid.  If a new tenant is found prior to April 30, 2010 and the lease is terminated, then any portion of the remaining unused $25,000 Dollars in advanced rent would be returned to Lessee. The NNN charges and utility bills shall be reconciled July 1, 2009, and December 31, 2009, as specified in the Original Lease.

7.
Lessor may terminate the Original, Extended and Amended Lease at any time, and for any reason, by providing Lessee with 30 days written notice.  Lessee and Lessor agree if the Lessor finds a Lessee acceptable to Lessor for any/all of the 11,772 square foot space, the landlord retains the option to terminate the Lease by giving Lessee thirty (30) days written notice and if such notice is given, neither Lessee nor Lessor shall have any further obligation to each other.

8.
Lessor agrees to use commercially reasonable efforts to locate a replacement lessee for the Premises and to negotiate a lease with such replacement lessee.  In connection therewith, Lessee acknowledges that Lessor may have reasonable access to the Premises to show such Premises to prospective replacement lessees.

All other terms and conditions are to remain the same.

AGREED AND ACCEPTED:

Vasona Business Park:	Procera Networks, Inc.

By:	By:

Date:	Date: